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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8, No. 333-05437) pertaining to the 1992 Stock Option Plan, the 1995 Stock Option Plan, as amended, and the 1995 Director Option Plan of YES! Entertainment Corporation; the Post Effective Amendment No. 4 on Form S-3 to the Registration Statement (From S-1 No. 33-91408) for the registration of 320,729 shares of Common Stock issued in connection with the conversion of Convertible Notes of YES! Entertainment Corporation and in the related Prospectus; the Registration Statement (Form S-3 No. 333-34813) for the registration of 831,000 shares of its common stock issued in connection with the cancellation of indebtedness to various vendors, and in the related Prospectus; the Amendment No. 1 to the Registration Statement (Form S-3 No. 333-33793) for the registration of 8,118,112 shares of its common stock issued in connection with the conversion of convertible subordinated debentures, Series B Convertible Preferred Stock and the exercise of certain Warrants, and in the related Prospectus, of our report dated February 27, 1998 except for paragraph 4 of Note 5 and Note 16, as to which the date is March 26, 1998 with respect to the consolidated financial statements and schedule of YES! Entertainment Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997.

                                          Ernst & Young LLP

April 9, 1998
San Francisco, California